EXHIBIT 1.2

Execution Version

April  10, 2025

STRICTLY CONFIDENTIAL

Lexaria Bioscience Corp.

#100 – 740 McCurdy Road

Kelowna, BC

V1X 2P7 Canada

Attn: Richard Christopher, Chief Executive Officer

Dear Mr. Christopher:

Reference is made to that certain engagement agreement (the “Engagement Agreement”), dated as of February 24, 2025, by and between Lexaria Bioscience Corp. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”). Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Agreement.

The parties hereby agree to amend the Engagement Agreement (this “Amendment”), as evidenced by their signatures below, under the terms set forth herein as follows:

The parties acknowledge and agree that the Term of the Engagement Agreement shall be extended and continue from its original expiration date for an additional period of forty-five (45) days from the date of this Amendment.

Except as expressly set forth above, all of the terms and conditions of the Engagement Agreement shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded except as set forth herein. Notwithstanding anything to the contrary contained herein, this Amendment shall be subject to the provisions regarding governing law and miscellaneous provisions set forth in Paragraphs I and M of the Engagement Agreement, and such provisions are incorporated herein by this reference, mutatis mutandis.

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430 Park Avenue  |  New York, New York 10022  |  212.356.0500  |  www.hcwco.com

Member: FINRA/SIPC

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In acknowledgment that the foregoing correctly sets forth the understanding reached by Wainwright and the Company, please sign in the space provided below, whereupon this Amendment shall constitute a binding agreement as of the date indicated above.

Very truly yours, H.C. WAINWRIGHT & CO., LLC

Date	By:	/s/ Mark w. Viklund
	Name:	Mark W. Viklund
	Title:	Chief Executive Officer
	Date:	June 10, 2025

Accepted and Agreed:

LEXARIA BIOSCIENCE CORP.

By:	/s/ Robert Christopher
Name: Robert Christopher Title: CEO

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